Exhibit 99.2

Philip Morris International Inc.

2009 Fourth-Quarter and Annual Earnings Conference Call

February 11, 2010

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2009 fourth-quarter and full-year results. You may access the release on our web site at www.pmintl.com.

(SLIDE 2.)

During our call today, we will be talking about results in the fourth quarter or the full year 2009 and comparing them with the same period in 2008 unless otherwise stated. References to volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenue data excludes excise taxes.

You will find data tables showing how we made adjustments to net revenues and operating companies income, or “OCI”, for currency, acquisitions, asset impairment, exit and other costs and adjustments to EPS, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Louis Camilleri, Chairman and Chief Executive Officer, and Hermann Waldemer, Chief Financial Officer, who will join Louis for the question and answer period.

Louis,

LOUIS CAMILLERI

(SLIDE 4.)

Thank you, Nick, and good afternoon ladies and gentlemen. It is a pleasure to review our fourth quarter and full year results with you and share our outlook for the coming year.

Our performance in the fourth quarter was strong across all financial metrics and helped us to achieve a full-year financial performance that met or exceeded our mid to long-term targets.

These results were accomplished despite the challenges we faced in numerous markets that bore the brunt of the global economic downturn and are testament to the vigor and breadth of our brand portfolio, the geographic diversity of our earnings and the inherently favorable characteristics of the industry in which we are privileged to participate, and most notably the pricing power that we enjoy relative to the broader consumer packaged goods sector.

(SLIDE 5.)

Our volume performance in the fourth quarter was solid, in part reflecting the reversal of the timing issues that dampened our third quarter numbers that had caused such unnecessary anguish at the time.

Full year cigarette volume fell marginally below the 2008 level and on an organic basis was just 1.5% lower. While any volume erosion, even if modest, tends to garner disproportionate attention, in this instance I would venture to say that our performance was, in fact, quite solid. The combination of stubbornly high unemployment levels, lower discretionary incomes and tax induced pricing took their toll on volumes, most notably in Spain, Ukraine, the Baltics, Romania, Serbia and Colombia, which all suffered extraordinary double digit contractions.

Indeed, absent those six markets, and we are the market leader in four of them, we would have posted a marginally positive organic volume growth number for the year.

(SLIDE 6.)

Our market share performance was one of the key highlights of the year with 70% of our top thirty OCI markets registering a stable or growing trend. Those few markets that incurred share erosion suffered, to varying degrees, from either consumer downtrading or competitors seeking to bolster their share by fully or partially absorbing excise tax increases for several weeks or months.

The widespread nature of our solid share performance is underscored by our momentum in both OECD and non-OECD markets, which reflects the impact of our product innovation and enhanced consumer engagement activities as the year unfolded and the gradual elimination of the price advantage enjoyed by some competitors.

(SLIDE 7.)

A much discussed concern over the last few quarters has been the fate of the industry’s premium segment and whether or not consumers would slowly abandon it and seek lower priced products. The evidence clearly suggests that such a phenomenon has been relatively restricted and that the potential for widespread contamination did not materialize as some may have feared.

While the premium segment suffered significant erosion in several markets and most notably in Spain, Russia and Germany, it held up remarkably well in markets as varied as Turkey and Ukraine and in the quarter actually sustained its growth momentum in markets such as Argentina, Indonesia, Korea, Poland and Greece. Yes, Greece!

(SLIDE 8.)

The disciplined roll-out of Marlboro’s new brand architecture continued apace as the year unfolded. While the brand’s overall volume performance suffered from the market contractions that occurred primarily in the European Union and Eastern Europe, it fared remarkably well in numerous markets. Volume growth of 4.3% in Asia was particularly noteworthy with solid market share performances in Japan, Korea, Indonesia and the Philippines.

(SLIDE 9.)

The admittedly early signs of the brand’s new architecture are positive and our efforts to enhance the brand’s vibrancy are starting to bear fruit. The brand’s demographic profile has responded as intended and it is gaining share in both developed markets, such as Italy, Japan, Korea, the Netherlands, Portugal and Greece and developing markets such as Argentina, Brazil, Indonesia, the Philippines, Romania, Algeria, Morocco and Poland. While much remains to be done, we believe that we are on the right track and that the brand’s consumer appeal will become ever stronger going forward.

(SLIDE 10.)

I would be remiss if I did not highlight L&M’s performance in 2009, particularly in the fourth quarter. The brand exemplifies the strength of our portfolio and the key strategic role that it and others play in our operating model. In the European Union, L&M’s volume grew by close to 9% in 2009 and was up over 17% in the fourth quarter. Its performance was such that it more than offset Marlboro’s volume erosion in the European Union during the quarter. Also of note, the long hoped for stabilization of the brand’s historical stronghold in Eastern Europe appears to have now materialized as evidenced by the fact that L&M’s volume was flat for the quarter in this important Region, despite continued share erosion in Russia.

(SLIDE 11.)

Net revenues of $25.0 billion rose 7.5% for the year, excluding an adverse currency hit of $2.6 billion and were up 5.3% for the full year, excluding currency and acquisitions. In the fourth quarter, currency turned in our favor and net revenues were up a sharp 9.7%, or 7.2% excluding the favorable impact of currency and acquisitions.

(SLIDE 12.)

Adjusted Operating Companies Income increased by 8.7% for the year and 8.9% for the quarter, both excluding currency and acquisitions.

(SLIDE 13.)

For the full year, our Adjusted OCI margin rose a full 1.4 percentage points to reach a level of 42.8%, again on a constant currency basis, with each Region contributing to this strong performance.

(SLIDE 14.)

Pricing across the vast majority of markets was the key driver of our strong constant currency operating companies income growth, contributing nearly $2.0 billion to the full year and just under $500 million to the fourth quarter. This was partially offset by an adverse volume/mix variance of $570 million for the full year and a more modest $90 million for the quarter. Of particular relevance is that the price variance offset the adverse volume/mix variance by a ratio of 3.5 to 1 for the year, and 5.2 to 1 for the quarter. Those ratios will hopefully put to bed the endless debate on the appropriate balance between volume and income.

(SLIDE 15.)

Adjusted diluted EPS for the full year increased by 51 cents or 15.4%, on a currency neutral basis.

(SLIDE 16.)

The principal contributors to this strong constant currency performance were operations growth of 47 cents and the impact of share repurchases of 19 cents, partially offset by an increase in interest costs of 17 cents.

(SLIDE 17.)

For the quarter, adjusted diluted EPS rose 11 cents or 15.5%, excluding a marginal unfavorable currency variance of 1 cent, due to adverse currency on the interest and tax lines more than offsetting the modest benefit on the operating line.

Operations growth contributed 9 cents and share repurchases 6 cents, partially offset by higher interest costs of 4 cents.

(SLIDE 18.)

Discretionary cash flow, defined as operating cash flow less capital expenditures, ultimately the most important metric, increased by 4.9% or $333 million to reach slightly more than $7.1 billion in 2009, despite an estimated adverse currency impact of $1.5 billion. Absent currency, discretionary cash flow would thus have increased by 26% in part due to our tight management of working capital and the favorable results of our determined efforts to seek stricter forestalling rules.

(SLIDE 19.)

Our strong cash flow performance enabled us to continue to reward shareholders. We increased our dividend by 7.4% to an annualized rate of $2.32 per share in September and by year-end had deployed $5.5 billion to repurchase close to 130 million shares, or 6.5% of shares outstanding at the beginning of 2009.

(SLIDE 20.)

All in all, 2009 proved to be a very solid year, especially within the context of the global economic downturn with which we all had to contend, and I am particularly pleased that we achieved most of what we had set out to do this year.

The fragility of the economic recovery and its geographic disparity, coupled with its uncertain impact on employment levels and potential currency volatility, naturally warrants a cautious outlook for 2010.

Given our momentum, however, we remain optimistic that while our organic volume performance is likely to parallel that of 2009, reflecting further market contractions, we will again post strong financial results this year.

(SLIDE 21.)

As announced in our release, we project reported diluted EPS of $3.75 to $3.85 in 2010, reflecting a growth rate of some 16% to 19% off our 2009 EPS of $3.24. At prevailing exchange rates, we will benefit from a modest tailwind and, accordingly, our guidance assumes a constant currency reported diluted EPS growth rate of some 12% to 15%.

Compared to our 2009 adjusted diluted EPS of $3.29, this new guidance projects a growth rate of approximately 14% to 17% or 11% to 14%, excluding currency.

(SLIDE 22.)

The key driver of our earnings growth will continue to be pricing. Of note is that we have already secured some two-thirds of the pricing that is embedded in our guidance and remain confident that the remaining third will be secured.

(SLIDE 23.)

The potential for disruptive excise tax increases is always a risk. So far this year we have witnessed abnormal increases in Greece, Turkey and Romania, which will undoubtedly affect industry volumes therein. More important than the increases per se, however, especially over the longer term, are potential changes in the structure of excise taxes and on this front we continue to witness a rational and virtually universal approach. Greece is a notable exception. There the government increased the excise tax incidence in January from 57.5% to 63%, an increase of 5.5 percentage points, while actually reducing the minimum excise tax burden. In our humble opinion, such an action will stimulate significant downtrading and revenues will fall substantially short of the government’s expectations.

(SLIDE 24.)

In Japan, the government has called for a 70 Yen/pack of 20 cigarettes or 40% excise tax increase effective October 2010 and Parliamentary approval is expected to be secured by the end of March. The pass-on, taking into account sales taxes and current trade margin levels, implies a minimum price increase of 82 Yen/pack of 20 cigarettes to remain revenue neutral on a per stick basis. Even such a minimum increase, in the notoriously price sensitive Japanese market, will frankly put us in unchartered territory, but an inevitable consequence will be that industry volumes will fall severely in the fourth quarter and in 2011. The precise extent of the damage remains to be seen. However, this heavy toll may ultimately prove to be beneficial over time, if the industry simultaneously secures the pricing freedom that has eluded it in the past. We remain cautiously optimistic that such freedom will be granted.

(SLIDE 25.)

As was the case in 2009, we believe that the premium segment in select markets will continue to be under pressure especially if unemployment remains an intractable issue, but we do not believe that such adverse forces will be either pervasive or particularly disruptive. Indeed, we anticipate continued widespread share growth, as we further deploy our product innovations and continue to perfect our adult consumer engagement activities, equity enhancing promotions, point of sale presence and distribution infrastructure.

(SLIDE 26.)

On the cost front, we anticipate productivity savings of some $500 million, essentially in line with the level achieved in 2009, and we also project continued improvements in the management of our working capital as we optimize inventory levels across our entire supply chain.

As previously announced, we believe that our discretionary cash flow growth rate will outpace that of our earnings this year.

(SLIDE 27.)

Our optimism regarding the future is underscored by our announcement this morning of a new three-year $12 billion share repurchase program, which will run as of May upon the full completion of our previous $13 billion two-year program.

We anticipate that our total 2010 share repurchases will be in the $4 billion range. We believe that this new program strikes an optimal balance between our relentless desire to continue to reward shareholders, while retaining the financial flexibility that a strong balance sheet and credit rating entails.

(SLIDE 28.)

All in all, we delivered very solid results in 2009 despite a challenging economic environment. We met, or exceeded, our principal financial targets and we did so in a high quality manner. We enter 2010 with significant momentum and a potential currency tailwind.

(SLIDE 29.)

Thank you.

Hermann and I will now be pleased to field any questions you may have.

(SLIDES 29-38)

….

NICK ROLLI

Thank you for joining us today. PMI will be presenting at the Consumer Analysts Group of New York Annual Conference in Florida on February 17, an event that will be webcast for those not able to attend. Have a good day.